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                                                                    EXHIBIT 99.1


                     TRANSCRIPT OF EARNINGS CONFERENCE CALL
                          HELD BY SANDERSON FARMS, INC.
                               ON AUGUST 25, 2003



                            MODERATOR: JOE SANDERSON
                                 AUGUST 25, 2003
                                   10:00 AM CT

Operator:             Good day everyone and welcome to the Sanderson Farms
                      Incorporated conference call. Today's call is being recorded. At this time for opening remarks and introductions I would like to turn the call over to the Chairman, President and Chief Executive Officer, Mr. Joe
                      Sanderson. Please go ahead sir.


Joe Sanderson:        Thank you. Good morning and thank you for joining us
                      today. I would like to welcome you to Sanderson Farms' third quarter conference call with shareholders, analysts and investors.

                      With me on the call today is Mike Cockrell, Chief Financial Officer of Sanderson Farms and Lampkin Butts, Vice President of Sales. The purpose of this call is to review financial results and operating trends reflected in the third fiscal quarter ended July 31, 2003.

                      We issued a news release this morning announcing net earnings of $15.4 million or $1.17 per fully diluted share for our third fiscal quarter of 2003.



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                      Each of you should have received a copy of the release and accompanying financial summary. I will begin the call with some brief comments about general market conditions and the company's operations and then turn the call over to Mike for a more detailed account of the financial results. Before we make any further comments however, I'd like to ask Mike to give the cautionary statement regarding forward-looking statements.


Mike Cockrell:        Than you Joe and good morning everyone. Before we begin
                      the call this morning, I need to caution you that the call will contain certain forward-looking statements about the business, financial condition and prospects for the company.

                      All forward-looking statements are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995 and are made based on Management's current expectations or beliefs, as well as assumptions made by, and information currently available to, management. The actual performance of the company could differ materially from that indicated by the forward-looking statements because of various risks and uncertainties. These risks and uncertainties are described in Item 7 of the most recent Annual Report on Form 10K and in Management's Discussion and Analysis of Financial Conditions and Results of Operations found in Item 2 of
                      Part 1 of the company's Quarterly Report on Form 10Q filed with the SEC in connection with our third fiscal quarter ended July 31, 2003, which form 10Q was filed this morning.

Joe Sanderson:        Thank you Mike. Our financial and operating results for
                      the third fiscal quarter reflect continued solid operating performance for fiscal 2003, and also reflect an improving market for our fresh chicken products. We posted net earnings of $1.17 per fully diluted share compared to net earnings of 70 cents per share during last year's third quarter.


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                      Market prices for all products improved during the quarter when compared with our third quarter last year. The average Georgia dock price during our third quarter was
                      3.1 percent higher than last year's third quarter, while market prices for boneless breast meat improved 15-1/3 percent during the quarter compared to the same quarter a year ago. Bulk leg quarter prices increased 36-1/4 percent for the quarter compared to last year's third quarter, and wing prices during our third fiscal quarter improved 34.3 percent when compared to last year's third quarter.

                      While prices improved during our third quarter compared to last year's quarter, prices for the first nine months of the year were actually mixed. For the first nine months of this year, the average Georgia dock price is only 6/10 of 1 percent above last year. Leg quarter prices are actually 2-1/4 percent lower than a year ago, while boneless breast meat prices were up 13.8 percent. Our average sales price per pound was slightly higher through the first three quarters of the year, and our increased profitability was also in part due to volume increases and improved efficiencies. As I mentioned, boneless breast meat prices during our third quarter were higher by over 15 percent, and they have continued to move higher. Demand for boneless breast meat has been firm and the supply side is encouraging. Today boneless is trading for $1.84 per pound. Likewise, market prices for bulk leg quarters have remained firm during August. Bulk leg quarters averaged
                      23.8 cents during our third fiscal quarter and are now trading around 28 cents per pound.

                      While market prices for our poultry products improved during our third quarter, market prices for feed ingredients were also higher. Market prices for corn during our third quarter were up 8.9 percent when compared to the third fiscal quarter of last year. Soybean meal market prices for the third quarter this year were also higher than the same quarter a year ago rising 9-1/2 percent.



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                      We reported in December that we expected corn and soybean
                      meal prices to be higher overall during fiscal 2003 than fiscal 2002 and stated at that time we expected these higher costs to effect earnings by $16 to $17 million. Based on current pricing and the prices we have locked in, we continue to expect grain prices to cost the company approximately $17 million more during fiscal 2003 than in fiscal 2002. These increased costs have been offset, however, by vitamin litigation recoveries and improved operating efficiencies.

                      We are pleased to report that our operating performance continues to be outstanding. Our processing costs decreased during the first three quarters of fiscal 2003 compared to fiscal 2002 on volume increases and plant efficiency improvements. Live grow out also continues to perform exceptionally well. We have reported on our last two calls that we have identified opportunities in our plants and in the field and in sales that we were working to capture during fiscal 2003. Through the first three quarters of the year, we have made progress on each of these opportunities.

                      Sales at our foods division increased over 32 percent during the first nine months of fiscal 2003 on new sales to existing and new customers. The profitability of our prepared foods division has been negatively impacted during the first three quarters of the year by higher raw material costs. During our second fiscal quarter we replaced our corn dog capacity with a new cook line so that we can continue our strategy to focus production on higher margin products and chicken items.

                      On the poultry side of the business we completed our shift away from small bird production when we shut down our last small bird plant last fall to make the necessary changes to increase bird size at the (Hammond), Louisiana facility. All of our production is now focused on larger bird weights and in the two most profitable market segments in the industry.


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                      We also completed our planned increase in production at
                      our Collins, Mississippi complex during May. We increased production by 150,000 head per week on the night shift at Collins moving that plant closer to capacity and more fully utilizing that asset.

                      Looking ahead, we remain confident that we will continue to improve our operating performance and sales execution. In particular, we are very pleased that as we have realized sales and operating opportunities in all areas of our business, we have been able to offset the increased cost we have experienced as a result of higher priced grain.

                      We believe the market for our poultry products will be stronger during our fourth quarter than last year's fourth quarter, although the market typically adjusts seasonally following the Labor Day holiday. Both egg sets and breeder placement numbers remain encouraging, and the expected supplies of competing meats are also encouraging.

                      At this point I would like to turn the call over to Mike Cockrell, Chief Financial Officer.


Mike Cockrell:        Thank you Joe. As Joe said, we continue to be pleased with our financial performance during the third fiscal quarter and for the full nine months so far this year.


                      Net sales for the quarter totaled 232.2 million. That's up from 202.7 million for the same quarter during fiscal 2002. For the first nine months of the year, net sales increased to 617.5 million from 542.6 million, or an increase of 13.8 percent. This increase reflects an increase in the pounds of both poultry and prepared food products sold. Despite increases in certain market prices during the third quarter described by Joe, overall market prices for the three quarters of the year so far still mixed.



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                      The $1.17 per share earned during the quarter compares to
                      70 cents per share earned during last year's third quarter, while the $2.55 per share earned during the first nine months of the year compares to last year's $1.66 per share. Excluding the settlements received during the first nine months of fiscal 2003 and 2002 of 58 and 12 cents per share respectively, the net income per diluted share was $1.97 compared to $1.54 through last year's third quarter. This performance is particularly gratifying in light of the fact that for the first nine months of the year we have operated in an environment of higher grain cost.

                      Our cost of sales for the three months ended July 31, 2003 as compared to the same three months during fiscal 2002 increased 8.7 percent. The increase is the result of an increase in pounds of both poultry products and prepared foods sold during the third quarter this year compared to the same quarter a year ago, as well as an increase in the cost of feed grains. As Joe already mentioned, corn and soybean meal cash market prices were up 8.9 percent and
                      9.5 percent, respectively, for the three months ended July 31, 2003 compared to the same three months during 2002. These increases were offset by operating improvements and by vitamin litigation recoveries.

                      For the first three quarters of the year, our cost of sales increased 10.8 percent as a result of an increase in pounds of both prepared foods and poultry products sold. The increase again reflects an increase in the cost of corn and soybean meal during the first nine months of fiscal 1993 compared to the same period a year ago.

                      However, cost of sale was reduced during the first nine months of fiscal 2003 by $12.2 million, and for the same period in 2002 by $2.6 million, from the proceeds of vitamin and (Methionine) litigation. In addition, processing costs were lower as a result of an increase of pounds processed and efficiency improvements.


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                      SG&A expenses for the first three quarters of 2003 were up
                      $4.9 million compared to the same period a year ago, and for the third quarter were up $4 million compared to 2002. These increases are primarily the result of phantom share, larger bonus and employee benefit accruals and certain marketing and administrative expenses.

                      Through nine months, interest expenses decreased to 2 million reflecting lower outstanding debt and lower rates. Our interest expense during the year will be lower than we have previously forecast because of lower outstanding debt. We now anticipate that interest expense will be approximately 2.5 million for fiscal 2003.

                      At the end of our third quarter, our balance sheet reflected stockholder's equity of 183.1 million and net working capital of 80.6 million. The current ratio was 2.3 to 1. Our debt totaled $41.2 million at the end of our third quarter, and our debt to cap ratio was 18.4 percent as of July 31, 2003. Our net debt totaled $19.1 million resulting in a net debt to cap ratio of 9.4 percent.

                      We reduced our outstanding debt by $17 million during the third quarter. Since the end of the quarter, however, we have paid back an additional $15 million to our revolving banks rather. And as of today, we have no debt currently outstanding on our $100 million revolver. Our total debt as of today stands at 26.2 million. And our net debt to cap ratio today is below 7 percent.

                      Through the first three quarters of the year we have spent $21 million on capital expenditures, or almost all of our annual budget of $23 million, excluding leases. We have also spent $3.9 million to retire common stock and had paid $3.9 million in dividends. For fiscal 2003, we have increased our capital budget to approximately $31.2 million, which amount includes approximately $8.4 million in operating leases. Of the total 2003 budget, as we have earlier reported, $5.6 million of that is related to the conversion of




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                                                                          Page 8


                      our (Hammond) facility to a larger big bird plant, and those expenditures were made during our first fiscal quarter of the year.

                      Our depreciation and amortization during the first nine months of the year totaled $18.2 million, and we expect approximately 24 million for fiscal 2003.

                      As Joe mentioned earlier, we remained encouraged by leading production indicators such as (egg sets) and chick placements. These indicators continue to indicate a stronger market for our poultry meat during our fourth fiscal quarter compared to last year's fourth quarter. We have seen evidence of this better market already during our fourth quarter compared to last year's quarter as the Georgia dock has improved during August to 68-3/4 cents a pound and the market price for boneless breast meat stands at $1.84.

                      Based on these factors, we believe the analysts' revised estimate of $2.60 per share before special items for the fiscal year is conservative. As you know, we have typically avoided projecting a single quarter because of the difficulty of doing that.

                      At this time we would like to turn the call back over to
                      (Dana) for the question and answer period.

Operator:             Thank you sir. Today's question and answer session will be conducted electronically. If you'd like to ask a question, please do so by pressing the star key followed by the digit 1 on your touch-tone telephone.

                      If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, that's star 1 for questions. And we'll go first to (John Bierbusse) with AG Edwards.

(John Bierbusse):     Gentlemen, good morning.

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                                                                          Page 9

Joe Sanderson:        Good morning (John).

(John Bierbusse):     Terrific quarter. Congratulations.

Joe Sanderson:        Thank you.

(John Bierbusse):     Great to see that. Just a couple questions if I may. On
                      the foods side of life, Joe you knew I was going to ask about this.

Joe Sanderson:        Sure.

(John Bierbusse):     Do you see the run rate of sales here in the third quarter being more of a normalized trend assuming that maybe there was a little sell-in that happened in the second quarter?
                      Or is there price resistance now that, you know, the market prices are moving up? I mean what do you see going on there?

Joe Sanderson:        Well we are making an effort to continue to try to sell
                      that plant to capacity. It's not at capacity. We do believe the - we do believe that sales will continue to grow and it'll be in - kind of like it's done in the past.
                      But we think we're going to have good sales for the fourth quarter. That's part of your question. You didn't say anything about margins.

(John Bierbusse):     Right.

Joe Sanderson:        I think...

(John Bierbusse):     Assuming you make up for it on the chicken side of life.

Joe Sanderson:        Well we do. And we think margins will return seasonally
                      during the winter quarter as the market softens, that - but the plant's doing very well and contributing. It's just not making the margin that it's been used to. And it's because of higher chicken prices frankly.


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(John Bierbusse):     Right, okay. Joe a couple - I wanted to ask you also, a
                      couple of your competitors in recent conference calls have talked about net weight programs that they're putting in place in their tray pack plants.

                      And I would be interested to get your perspective on that, whether it's a plus or minus for you, for consumers and just where you play out on that.

Joe Sanderson:        Well it's hard to see when you look at the product in the
                      marketplace, how it benefits consumers.

(John Bierbusse):     Right.

Joe Sanderson:        It appears to us that this program was initiated for other reasons - for reasons other than consumer interest.

                      Our customer base has not asked us to provide that net weight packaging to them. We are pleased with that. We think that it is a marketing position that we're comfortable with. If others want to do that, I'm sure they have good reasons for it. But we think it provides us a comfortable marketing alternative for the future.

(John Bierbusse):     Okay. Last question, with the balance sheet the way it is, and as Mike reported on improvement in the month of August, what gets first call on free cash flow now?

Joe Sanderson:        Well of course we'll evaluate that in October. We're
                      optimistic about our cash flow and about where our position is. And we'll look at that in October. But we have a program of retiring stock and we'll continue to do that.



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                                                                         Page 11

                      We will of course, look at dividends and be studious about that in light of new tax provisions. And as you know,
                      (John), we're all the time, when it's available, looking at opportunities to enhance our earnings per share.

(John Bierbusse):     Got you. Great. Congratulations. Terrific performance.

Joe Sanderson:        Thank you sir.

Operator:             We'll go next to (Richard Diamond) with Innwood Capital
                      Partners.

(Richard Diamond):    Yes, good morning gentlemen.

Joe Sanderson:        Good morning.

(Richard Diamond):    There seems to be some concern among investors that the
                      poultry industry will increase production should protein prices stay high and should corn and soybeans prove abundant.

                      Some analysts have said that production could be increased at three months; others are saying a year. In your opinion, how long would it take for the industry to increase production let's say 5 percent and 10 percent? And would you also site the constraints to increase production, let's say starting with multiplier flocks to placing chicks? Thank you very much.

Joe Sanderson:        Sure. Historically, profitability levels like we've
                      experienced this year - like some in the industry have experienced - would certainly lead to increased production, typically not during a winter quarter, but perhaps beginning in the spring.

                      There's several things however that would - might - cause some to pause about that, and might make it less probable in this situation then it has been in




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                                                                         Page 12

                      the past. And the first thing I would point out would be the experience the industry had last year and the deep losses that most in the industry experienced.

                      I think companies would - might - want to get a little closer look of what's around the corner before they start expanding. And then there might be some balance sheets out there that would not warrant expansion. And there may be some large operators that feel like they have plenty on their plate right now, particularly two or three of the top five.

                      Another thing that you mentioned, the multiplier flocks, the breeder flocks for the last six months have averaged about 100 percent of a year ago. You can get an increase out of that by holding flocks a bit longer, but you can't
                      - probably can't - get 5 percent and - well I know you can't get 10 percent out of it, and I don't believe you can get 5 percent.

                      So I think you'd have to - I don't believe it can happen substantially for a while yet. And the first sign of that will be an increase in breeder placements which we have not seen.

(Richard Diamond):    Someone said that it would take nine months to increase
                      the breeder flocks. Is that sort of your thinking in that matter?


Joe Sanderson:        Well it would take - that would take - nine months would
                      be the time it would take one month's placement to mature fully. So, you know, I think you can get an increase next spring by holding breeders a bit longer, but you'd be looking at a marginal 1 percent or 2 percent increase. And you'd have to have several months of 4 percent and 5 percent increases in breeder placements to see a substantial increase in broiler production.



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(Richard Diamond):    Thank you very much. It looks very positive, at least for
                      the next year in the marketplace since it seems that everyone wants to make money.

Joe Sanderson:        Thank you.

Operator:             And as a reminder, if you'd like to ask a question, please press star 1 on your touch-tone phone. We'll go next to (Alex Lieblong) with Key Colony Fund.

(Alex Lieblong):      Hey guys, great quarter.

Joe Sanderson:        Thank you. Good morning (Alex).

Mike Cockrell:        Good morning (Alex).

(Alex Lieblong):      Most of the questions I guess that I had was - have been
                      answered. On Agristats, is anybody beating you guys?

Joe Sanderson:        Well we're very pleased with our position on Agristats.

(Alex Lieblong):      I bet. Congratulations.

Joe Sanderson:        Thank you (Alex).

Mike Cockrell:        Thanks (Alex).

Operator:             And we'll go next to (Christine McKracken) with Midwest
                      Research.

(Christine McKracken):  Good morning.

Joe Sanderson:        Good morning (Christine).

Mike Cockrell:        Good morning.

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(Christine McKracken):  Looking and following up maybe on an earlier question, looking at the chicken and eggs report that came out Friday that shows the 7 percent increase year over year and these pullet chicks that have been hatched. Wondering, does that concern you at all?

Joe Sanderson:        Well I think (Christine), you have to average that with
                      the month before. I don't have that with me. But I believe the month before was 96 percent or 95 percent or 94 percent.

(Christine McKracken):  Yes, 94 percent.

Joe Sanderson:        And if you - I would say if I were looking at that, I
                      would look at like 90 days worth of - 90 days. And if you
                      - I believe - I don't have that in front of me, but the last 90 days have averaged about 100 percent, and the 90 days prior to that, probably 95 percent or 96 percent.

                      And I think if you'll note in there, July and August are typically historically the largest pullet placements of the year. So one month would not concern me.

(Christine McKracken):  Great. And you're not hearing of anyone really adding a lot of production at this point?

Joe Sanderson:        No, not hearing anything about that.

(Christine McKracken):  And in terms of the comments that you made relative to these two or three guys that are having difficulty...


Joe Sanderson:        I didn't say they were having difficulty. I said their
                      plates were full.


(Christine McKracken):  Plate's full. Do you see any consolidation or competitive - I guess industry movement in terms of consolidation or change of control...



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                                                                         Page 15

Joe Sanderson:        See any more coming?

(Christine McKracken):  Yes.

Joe Sanderson:        Well I would expect that to occur. I would expect that to
                      occur with - for a lot of different reasons. And I think it'll continue to go forward as it has. Yes, we believe there'll be further consolidation.

(Christine McKracken):  Do you think that'll help, you know, your position and maybe the industry as a whole just relative to maybe the general outlook in terms of maybe having these operations in stronger hands?

Joe Sanderson:        You know, (Christine), common wisdom says that will occur, that there'll be more discipline. But I don't believe that actually. I think big companies can, you know, have the - they're driven by the same things small companies are. And when the market's calling for more chicken by paying for it, they're going to respond to that.

                      I don't think people get smarter as they get bigger.

(Christine McKracken):  I wouldn't disagree. And then I guess just the recent strength in wing prices that we've had, is there anything unusual happening there or is that just a seasonal issue?

Joe Sanderson:        This is a typical seasonal issue. It didn't happen as much last year as it had happened in the past because there was so much dark meat on the market. But it's typical. And we always attribute it to sports bars. And as the football season starts and as you approach the Super Bowl, you start getting a stronger and a stronger market for wings.
                      And we think that's exactly what has happened this year.


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                                                                         Page 16

                      And it didn't hurt that breast prices and breast items were high. And so that probably meant a little more play for wings.

(Christine McKracken):  Got it. Well great quarter. Thanks.

Joe Sanderson:        Thank you (Christine).

Operator:             And just as a final reminder, please press star 1 if you'd like to ask a question.

                      Mr. Sanderson it appears there are no further questions sir. I'll turn the call back over to you.

Joe Sanderson:        Thank you ma'am. Thank you for spending time with us this
                      morning. We are pleased with the opportunities before us, and we look forward to reporting our full fiscal year results to you in early December. Thank you.

Operator:             This does conclude today's conference call. Thank you for
                      your participation. You may disconnect at this time.




                                       END